Exhibit 99.1

Hometown Auto Retailers Announces Third Quarter 2006 Results

WATERBURY, Conn. - November 13, 2006 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced its financial results for the third quarter ended September 30, 2006.

Hometown reported revenues of $58.1 million in the third quarter of 2006 versus restated revenues of $61.4 million in the same period in 2005, a decrease of $3.3 million or 5.4 percent. Gross profit for the third quarter of 2006 increased $120,000 or 1.4 percent to $8.9 million versus restated gross profit of $8.8 million in the same period in 2005.

Net income for the third quarter of 2006 was $400,000, generating basic and diluted income per share of $0.06 versus restated net income of $179,000 and restated basic and diluted earnings per share of $0.03 for the same period in 2005. Results for the third quarter of 2006 and 2005 include expenses of approximately $39,000 and $557,000, respectively, in relation to its previously disclosed Exchange Agreement and associated class action lawsuit.

Hometown reported revenues of $164.1 million for the first nine months of 2006 versus restated revenues of $188.6 million for the same period in 2005, a decrease of $24.5 million or 13.0 percent. Gross profit for the first nine months of 2006 decreased $1.9 million or 6.9 percent to $25.7 million versus restated gross profit of $27.6 million in the same period in 2005.

Net income for the first nine months of 2006 was $44,000, generating basic and diluted income per share of $0.01 versus restated net income of $1.3 million and basic and diluted earnings per share of $0.20 for the same period in 2005.

As previously disclosed, on February 9, 2006 Hometown completed the acquisition of a Nissan franchise. In conjunction with that transaction, Hometown completed several simultaneous financing transactions, including the pay-off of a financing that resulted in the payment of a $1.0 million yield maintenance fee (prepayment penalty). This fee was recorded as interest expense and is reflected in the first nine months of 2006 results.

Results for the nine months ended September 30, 2006 and 2005 include expenses of approximately $114,000 and $557,000, respectively, in relation to its previously disclosed Exchange Agreement and associated class action lawsuit. Also, the 2005 period includes $587,000 from a gain on the transfer of the Westwood Lincoln Mercury dealership resulting from the settlement of certain litigation matters.

Restatement Explanation

As previously disclosed, subsequent to fiscal year end December 31, 2005, Hometown concluded that it was no longer required to recognize income from certain extended warranty and extended warranty reimbursement insurance policies generated in Connecticut over the period of the respective contracts. Prior to July 1, 2003, Connecticut dealerships were considered to be “extended warranty providers” because they did not qualify for any of the exclusions applicable to the retail seller of the extended warranty. Effective July 1, 2003, however, the Connecticut law applicable to extended warranties was amended to provide that an “extended warranty provider” refers to a person or organization who issues, makes, provides or offers to provide an extended warranty who must also be “contractually obligated to provide service under such extended warranty.” The administrator of the extended warranties sold by Hometown has since confirmed that Hometown is not contractually obligated to provide service under the extended warranties that it sells.

As a result, Hometown is no longer liable as the “extended warranty provider” under the extended warranties that it sells. Hometown has therefore determined that it is no longer necessary to recognize the commissions that it receives from the sale of such extended warranties over the period of the warranty contracts. Accordingly, financial statements for periods prior to 2005 were restated to reflect this change.

The effect of this restatement was to increase pre-tax income $60,000 and $173,000 for the three and nine-month periods ended September 30, 2005, respectively. The after tax effects increased net income by $36,000 and $104,000 for the three- and nine-month periods ended September 30, 2005, respectively. The effect of these adjustments for the three months ended September 30, 2005 increased basic and diluted earnings per share by $0.01. The effect of these adjustments increased basic and diluted earnings per share by $0.01 and $0.02, respectively for the nine months ended September 30, 2005.

As part of a litigation settlement, Hometown’s operating results reflect the transfer of the Westwood Lincoln Mercury dealership during the second quarter of 2005 (ended June 30, 2005). This transfer contributes to decreases in sales and gross profit for Hometown in the nine months ended September 30, 2006 versus restated results for the nine months ended September 30, 2005, while also generating a decrease in comparable 2006 S,G&A expenses.

“We were pleased to produce better results this quarter over the same period last year,” said Corey Shaker, president and chief executive officer of Hometown Auto Retailers. “Although it’s clear that results were also bolstered by the fact we did not have the magnitude of litigation and exchange agreement costs this year - which, of course, is a positive thing. With domestic sales off as much as they are year over year, I am proud of our team for its focus and for making the most of the available market, which resulted in the higher gross profit on less sales.”

Vehicle Sales (Year-Over-Year Comparison)

Hometown sold 2,944 vehicles during the third quarter of 2006, 167 less than it sold in the same period in 2005 or a decrease of 5.4 percent. Hometown sold 8,172 vehicles during the first nine months of 2006, 1,049 less than it sold in the same period in 2005 or a decrease of 11.4 percent. Total vehicles sold (by category) are shown in the table below.

Year-Over-Year Comparison	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
New vehicle	1,408	1,522	3,844	4,499
Used vehicle - retail	760	745	2,193	2,239
Used vehicle - wholesale	776	844	2,135	2,483
Total units sold	2,944	3,111	8,172	9,221

Sales of new vehicles decreased $3.4 million or 8.8 percent to $35.1 million for the third quarter of 2006 versus $38.5 million in sales of new vehicles for the third quarter of 2005. Used vehicle sales decreased $147,000 or 0.9 percent to $15.6 million for the third quarter of 2006 versus $15.7 million in the same period in 2005. Parts and service revenues for the third quarter of 2006 increased $223,000 or 4.3 percent to $5.5 million versus $5.2 million in the third quarter of 2005. Other revenues (net) increased $79,000 or 4.2 percent to $2.0 million for the third quarter of 2006 from $1.9 million for the same period in 2005.

Gross profit for the third quarter of 2006 increased $120,000 or 1.4 percent to $8.9 million versus restated gross profit of $8.8 million in same period in 2005.

Sales of new vehicles decreased $21.4 million or 18.3 percent to $95.8 million for the first nine months of 2006 versus $117.2 million in sales of new vehicles for the first nine months of 2005. Used vehicle sales decreased $1.8 million or 3.7 percent to $46.4 million for the first nine months of 2006 versus $48.2 million in the same period in 2005. Parts and service revenues for the first nine months of 2006 decreased $1.3 million or 7.5 percent to $16.0 million from $17.3 million for the first nine months of 2005. Other revenues (net) increased $39,000 or 0.7 percent to $5.9 million for the first nine months of 2006 versus $5.8 million for the same period in 2005.

Gross profit for the first nine months of 2006 decreased $1.9 million or 6.9 percent to $25.7 million versus restated gross profit of $27.6 million in the same period in 2005.

Vehicle Sales (Same Store Comparison)

The operating results on a same store basis (all dealerships except the Westwood Lincoln Mercury dealership transferred during the second quarter of 2005, discussed above) follows below.

In addition, during the first quarter of 2006 Hometown replaced a Lincoln Mercury franchise at its Baystate Massachusetts dealership with a Nissan franchise that was acquired in February 2006. The results for this dealership are included in same store results for both periods.

Since the transfer of the Westwood dealership occurred during the second quarter of 2005, same store vehicle sales for the third quarter of 2005 (shown in the table below) are the same as the vehicle sales on a year-over-year comparison basis for the third quarter of 2005 (shown in the table above).

During the first nine months of 2006, on a same store basis, Hometown sold 8,172 vehicles, 700 less than it sold in the same period in 2005 or a decrease of 7.9 percent. Total vehicles sold (by category) on a same store basis are shown in the table below.

Same Store Basis Comparison	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
New vehicle	1,408	1,522	3,844	4,254
Used vehicle - retail	760	745	2,193	2,194
Used vehicle - wholesale	776	844	2,135	2,424
Total units sold	2,944	3,111	8,172	8,872

Total revenues reported and same store revenues are the same for the third quarter of 2006 and 2005.

On a same store basis, gross profit for the third quarter of 2006 increased $152,000 or 1.7 percent to $8.9 million versus restated gross profit of $8.8 million on a same store basis in the same period in 2005.

On a same store basis, sales of new vehicles decreased $12.4 million or 11.5 percent to $95.8 million for the first nine months of 2006 versus $108.2 million in 2005. Same store used vehicle sales decreased $561,000 or 1.2 percent to $46.4 million for the first nine months of 2006 versus same store used vehicle sales of $47.0 million during the same period in 2005. Same store parts and service revenues for the first nine months of 2006 increased $213,000 or 1.3 percent to $16.0 million from same store used vehicle sales of $15.8 million during the first nine months of 2005. Same store other revenues (net) increased $158,000 or 2.8 percent to $5.9 million for the first nine months of 2006 versus same store other revenues (net) of $5.7 million for the same period in 2005.

On a same store basis, gross profit for the first nine months of 2006 decreased $284,000 or 1.1 percent to $25.7 million versus restated gross profit of $26.0 million in the same period in 2005.

About Hometown

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through eight franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company’s dealerships offer ten American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Jeep, Lincoln, Mazda, Nissan, Mercury and Toyota.

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

HOMETOWN AUTO RETAILERS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2006	2005	2006	2005
		(Restated)		(Restated)

Revenues
New vehicle sales	$35,122	$38,543	$95,819	$117,213
Used vehicle sales	15,576	15,723	46,435	48,204
Parts and service sales	5,469	5,246	16,017	17,311
Other, net	1,960	1,881	5,873	5,834

Total revenues	58,127	61,393	164,144	188,562
Cost of sales
New vehicle	32,611	35,956	89,138	109,459
Used vehicle	14,070	14,280	41,834	43,651
Parts and service	2,541	2,372	7,467	7,885

Total cost of sales	49,222	52,608	138,439	160,995

Gross profit	8,905	8,785	25,705	27,567

Selling, general and administrative expenses	7,289	7,749	21,798	23,457

Income from operations	1,616	1,036	3,907	4,110

Interest income	105	64	298	193
Interest (expense)	(1,053)	(802)	(4,122)	(2,646)
Other income	4	-	12	591
Other (expense)	-	-	(20)	-

Pre-tax income	672	298	75	2,248
Income tax provision	272	119	31	899

Net income	$400	$179	$44	$1,349

Earnings per share, basic	$0.06	$0.03	$0.01	$0.20

Earnings per share, diluted	$0.06	$0.03	$0.01	$0.20

Weighted average shares outstanding, basic	6,489,389	6,451,128	6,489,389	6,660,012
Weighted average shares outstanding, diluted	6,657,479	6,646,549	6,645,245	6,811,927

HOMETOWN AUTO RETAILERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
ASSETS	2006	2005
	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$6,352	$6,453
Accounts receivable, net	4,857	4,330
Inventories, net	31,064	33,542
Prepaid expenses and other current assets	760	568
Deferred and prepaid income taxes	1,039	1,039

Total current assets	44,072	45,932

Property and equipment, net	12,616	13,035
Other assets	4,691	2,919

Total assets	$61,379	$61,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Floor plan notes payable - trade	$5,040	$6,697
Floor plan notes payable - non-trade	24,913	26,265
Accounts payable and accrued expenses	4,090	3,909
Current maturities of long-term debt and capital lease obligations	1,316	5,245
Deferred revenue	148	207

Total current liabilities	35,507	42,323

Long-term debt and capital lease obligations	14,206	7,884
Other long-term liabilities and deferred revenue	61	128

Total liabilities	49,774	50,335

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 2,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, Class A, $.001 par value, 12,000,000 shares
authorized, 3,910,137 shares issued and outstanding	4	4
Common stock, Class B, $.001 par value, 3,760,000 shares
authorized, 2,579,252 shares issued and outstanding	2	2
Additional paid-in capital	29,032	29,022
Accumulated deficit	(17,433)	(17,477)

Total stockholders' equity	11,605	11,551

Total liabilities and stockholders' equity	$61,379	$61,886